EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of Firstbank Corporation of our reports dated March 12, 2012 with respect to the consolidated financial statements of Firstbank Corporation, which report is included in the 2011 Annual Report on Form 10-K of Firstbank Corporation.

/s/ Plante & Moran PLLC
Plante & Moran PLLC

Grand Rapids, Michigan
March 12, 2012